UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

As previously disclosed, on November 17, 2015, SolarCity Corporation (the “Company” or “SolarCity”) entered into an investment agreement (the “Investment Agreement”) with Silver Lake Kraftwerk Fund, L.P. (“Silver Lake Kraftwerk”), the Elon Musk Revocable Trust dated July 22, 2003 and Lyndon Rive (collectively, the “Purchasers”), relating to the issuance and sale to the Purchasers of $113 million in aggregate principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2020 (the “Notes”). The Notes were issued on December 7, 2015.

In connection with the issuance of the Notes, on December 7, 2015, the Company entered into an indenture (the “Indenture”) between the Company and Wells Fargo Bank, N.A. The Notes will not bear ordinary interest and the principal amount of the Notes will not accrete.  The Notes are to mature in December 2020, subject to earlier conversion, redemption or repurchase.

The Notes are convertible at the option of the holder at any time until the second scheduled trading day prior to the maturity date. The Notes will be convertible into shares of the Company’s common stock (the “Common Stock”), based on an initial conversion rate of 30.3030 per $1,000 principal amount of the Notes (which is equal to an initial conversion price of $33.00 per share), in each case subject to customary anti-dilution and other adjustments, including in connection with any make-whole adjustment (as defined in the Indenture) as a result of certain extraordinary transactions.

On or after June 30, 2017, the Notes will be redeemable by the Company in the event that the closing sale price of the Common Stock exceeds 200% of the conversion price for 45 consecutive trading days ending within three trading days of such redemption notice at a redemption price of par plus accrued and unpaid interest to, but excluding, the redemption date.

With certain exceptions, upon a change of control of the Company or the failure of the Common Stock to be listed on certain stock exchanges (a “Fundamental Change”), the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at purchase price of par plus accrued and unpaid interest to, but excluding, the Fundamental Change repurchase date.

The Indenture includes customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture includes customary covenants for convertible notes of this type.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture and the Notes, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02      Unregistered Sale of Securities

As was previously disclosed, on November 17, 2015, the Company entered into the Investment Agreement, pursuant to which the Company issued and sold $113 million in aggregate principal amount of the Notes to the Purchasers in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued on December 7, 2015 in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company relied on such exemption from registration based in part on representations made by the Purchasers in the Investment Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1	Indenture, dated December 7, 2015, between the Company and Wells Fargo Bank, N.A.
4.2	Form of Zero Coupon Convertible Senior Notes Due 2020 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Brad W. Buss
Brad W. Buss
Date: December 7, 2015		Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated December 7, 2015, between the Company and Wells Fargo Bank, N.A.
4.2	Form of Zero Coupon Convertible Senior Notes Due 2020 (included in Exhibit 4.1)